UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Buckhout Street, Suite 1 Irvington, New York		10533
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 — Submission of Matters to a Vote of Security Holders

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of MELA Sciences, Inc. (the “Company”) was held on April 25, 2013.

The Company’s stockholders voted on four proposals as follows: to elect directors for the ensuing year (“Proposal 1”); to approve an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 45,000,000 to 95,000,000 (“Proposal 2”); to approve the Company’s 2013 Stock Incentive Plan (“Proposal 3”); and to ratify the selection by the Audit Committee of the Company’s Board of Directors of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (“Proposal 4”).

All nominees for election to the Board of Directors were elected to serve until the 2014 Annual Meeting of Stockholders and until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal. The stockholders also approved Proposals 2 and 3 and ratified Proposal 4. The number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each proposal is set forth below.

	Shares For	Shares Withheld	Broker Non-Votes
Proposal 1

Joseph V. Gulfo, M.D.	14,514,640	1,475,953	20,779,067
Robert Coradini	14,027,424	1,963,169	20,779,067
Anne Egger	13,028,091	2,962,502	20,779,067
Mark Fabiani	14,484,706	1,505,887	20,779,067
Mindy Meads	14,063,831	1,926,762	20,779,067
David K. Stone	14,520,264	1,470,329	20,779,067
Kathryn Swintek	14,521,257	1,469,336	20,779,067
LuAnn Via	14,470,630	1,519,963	20,779,067

	Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
Proposal 2	26,082,718	8,702,633	1,984,309	-0-
Proposal 3	8,217,679	6,029,142	1,743,772	20,779,067
Proposal 4	33,888,498	2,152,216	728,946	-0-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: April 26, 2013	By:	/s/ Richard I. Steinhart
Name: Richard Steinhart
Title: Chief Financial Officer